Exhibit 16.1

October 24, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of Metro One Telecommunications, Inc.’s Form 8-K dated October 23, 2006, and have the following comments:

1.                                       We agree with the statements made in the second through fourth paragraphs and in the second sentence of the first paragraph.

2.                                       We have no basis on which to agree or disagree with the statements made in the fifth paragraph or in the first sentence of the first paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP